Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April 21, 2004, by and between AXS-One Inc., a Delaware corporation (the “Company”), and William Lyons (“Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive on the terms and conditions herein contained; and

WHEREAS, Executive is willing to enter into this Agreement on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the employment of Executive by the Company, the Company and Executive agree as follows:

1.                                       Term of the Agreement.  The Company shall employ Executive and Executive shall accept employment with the Company effective on April 28, 2004 (the “Commencement Date”).  The period of Executive’s employment from the Commencement Date through the termination of employment for any reason is referred to herein as the “Employment Period”.  Executive’s employment under this Agreement is “at will” and may be terminated by either party at any time subject to the notice requirements contained herein and the Company’s obligation to pay severance in certain instances as expressly provided herein.

2.                                       Executive’s Duties and Obligations.  Executive shall serve as President and Chief Executive Officer of the Company.  The Company shall use reasonable efforts to have Executive elected to the Company’s Board of Directors (the “Board of Directors”) during the term of this Agreement.  Executive shall perform such duties and functions as are customary to such offices and as shall from time to time be reasonably assigned to him by the Company’s Board of Directors (the “Board of Directors”). Executive shall at all times report to, and shall be subject to the policies established by, the Board of Directors and shall discharge his responsibilities in a competent and faithful manner, consistent with sound business practices, the Company’s Code of Ethics and applicable laws and regulations.

3.                                       Devotion of Time to Company’s Business.

a.               Full-Time Efforts. During his employment with the Company, Executive shall devote substantially all of his business time, attention and efforts to the business of the Company, provided, however, the Executive shall be permitted, to the extent that such activities do not create a conflict of interest with the Company or materially interfere with the performance of his duties and responsibilities hereunder, to (i) manage his personal and family financial affairs, (ii) serve on civic, not-for-profit or charitable industry boards and advisory committees, (iii) serve on the Board of Advisors of the William & Mary Business School, and (iv) serve on the Boards of Directors or similar governing bodies of up to two other business entities (provided, that the business of such entities is not competitive with the business of the Company, as determined and approved by the Board of Directors, whose determination and approval shall not be unreasonably withheld).

b. No Other Employment. During his employment with the Company, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors, except in connection with an activity permitted under Section 3.a. above.

c. Non-Competition. During his employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, joint venturer, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is engaged in the design, development, marketing or support of client/server financial, workflow and archival data management software solutions for mission-critical applications.  The foregoing shall not restrict Executive from owning up to two percent (2%) of the outstanding traded securities of any publicly traded or listed issuer.

4.                                       Compensation, Benefits and Vacation.

a. Base Compensation.  During the Employment Period set forth in Section 1 above, the Company shall pay to Executive base annual compensation of Four Hundred Thousand Dollars ($400,000), less all required withholding, payable in accordance with the Company’s standard payroll practices.  Executive’s base annual compensation shall be subject to review annually for possible adjustment by the Company (by action of the Compensation Committee of the Board of Directors) and shall be agreed to by the Company and the Executive.

b. Bonuses. For calendar year 2004, the Company shall pay Executive a performance bonus at the annualized rate of $150,000, one-half ($75,000) payable based upon, and subject to, 100% achievement of the Gross Income Plan for calendar year 2004 (attached hereto as Exhibit A and made a part hereof), and one-half ($75,000) payable based upon, and subject to, 100% achievement of the Net Income Plan for calendar year 2004 (attached hereto as Exhibit B and made a part hereof).  The bonus with respect to each of the Gross Income Plan and the Net Income Plan will be payable only if the Company achieves at least 50% achievement of that plan.  Above 50% achievement, the bonus amount will be determined on a pro rated basis, i.e. each percentage point achievement above 50% will result in a 2 percentage point payout. (Therefore, if we achieve 75% of the planned amount the bonus would be 50% of the total amount).  Above 100% achievement, the bonus amount will be similarly determined on a pro rated basis,..  (Therefore, if we achieve 150% of the planned amount the bonus would be 200% of the total amount).  Annual bonus payments will be capped at 200% (i.e., at 150% of planned achievement.)  For purposes of annualizing bonus computations, active employment (excluding any period of disability) for more than 45 calendar days in a particular fiscal quarter will count as employment for the entire quarter, and financial metrics for the full quarter will be utilized.  All bonus payments will be paid promptly following the computation of relevant financial metrics and at the same time that bonus payments are made to other senior officers (provided, that in the case of bonus payments in respect of performance in 2004, such payments will be estimated by the Company reasonably and in good faith and paid to Executive on or before December 31, 2004, with any additional payments due to Executive based upon the final computation of metrics to be paid to Executive promptly following the finalization of such computations).  During subsequent calendar years, the bonus program(s) shall be as agreed to between the Company (as represented by the Compensation Committee of its Board of Directors) and Executive, and both parties will use their best efforts to agree to such program(s) prior to January 31 of said year; provided, that if the Company and Executive are unable to reach agreement before March 31 of any calendar year, then the bonus program(s) in effect for the immediately preceding calendar year (adjusted only to ensure that Executive has a comparable ability to earn bonuses as under the preceding calendar year’s program(s)) shall also govern the current calendar year.

c. Benefits. During his employment with the Company, Executive will be entitled to receive all such benefits and perquisites as are provided to other senior officers of the Company (vice presidents and above), including but not limited to an automobile allowance of $750/month. The Company reserves the right to modify, amend or terminate any such benefits at any time for any reason (provided such modification, amendment or termination is applicable to all executives receiving such benefits) but shall, in any case, provide reasonable health and disability benefits to Executive while Executive is a full-time employee of the Company.

d. Stock Options.

The Company (by action of the Compensation Committee of the Board of Directors, is granting to Executive options (the “Options”) to purchase an aggregate of Nine Hundred Thousand (900,000) shares of common stock of the Company, par value $.01 per share (“Common Stock”), under the Company’s stock option plans (to the extent of available shares) and a non-plan option grant.  Executive acknowledges that the grant of the Options is a material inducement to his entering into this employment agreement with the Company. The Options will be granted on the Commencement Date, at an exercise price equal to the closing market price on that date. The Options (including the non-plan grant) will be granted pursuant to the terms and conditions of the Company’s current stock option plans, except as otherwise provided in this Agreement.  The Options shall vest in 25% per year starting on the first anniversary of the date of grant (provided, that if Executive’s employment is terminated by the Company without Good Cause or Executive resigns with Good Reason prior to the first anniversary of the Commencement Date, then the first 25% of vesting shall accelerate to the date of termination of employment).  The Company agrees to cause a registration statement on Form S-8 or other appropriate form (including a resale prospectus) covering all of the shares of the Company’s common stock subject to the Options to become effective within six (6) months following the Commencement Date, and to thereafter maintain the effectiveness thereof continuously until Executive has exercised all of the Options and sold all of the underlying shares.

e. Vacation.  During his employment with the Company, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than vacation benefits provided to any other senior officer or more than 20 days paid vacation per calendar year (and pro-rated for less than a calendar year), unless any other senior officer is provided more than 20 days paid vacation per calendar year.  Such vacation days shall be used at times and dates reasonably acceptable to the Company and Executive.

5.                                       Business Expenses.  The Company shall reimburse Executive for the reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, subject to the Company’s stated policies generally applicable to senior officers or as otherwise approved by the Company.

6.                                       Excise Tax Provisions.  The provisions of Exhibit C shall apply.

7.                                       Termination of Employment.

a.                                       Termination for Good Cause. The Company may terminate Executive’s employment at any time for Good Cause. For the purposes of this Agreement, “Good Cause” shall mean a termination of employment by the Company for any of the following reasons that remains uncured (if curable) for 10 days after the Executive’s receipt of written notice thereof: (i) gross misconduct or gross neglect of duties related to the Company; (ii) the Executive’s fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by Executive; (iii) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (other than as a result of a traffic violation); or (vi) a material breach by the Executive of any provision of this Agreement or any other material breach of any agreement entered into with the Company.  “Good Cause” shall not include the failure to obtain the objective metrics set forth in the business plans referenced above;.  If Executive’s employment is terminated by the Company for Good Cause, Executive shall not be entitled to receive any Severance Payments (as defined below), provided that the Executive shall receive any amount of base salary earned but unpaid, through the date of the Executive’s termination and any unreimbursed business expenses payable pursuant to Section 5.

b.                                      Termination without Good Cause.  The Company may terminate the Executive’s employment without Good Cause upon 30 days’ prior written notice to the Executive.  If Executive’s employment is terminated by the Company without Good Cause, the following provisions shall apply:

(i)                                     Executive shall be entitled to any bonus earned but not yet paid for a completed fiscal year, any amount of base salary earned but unpaid through the date of the Executive’s termination, any unreimbursed business expenses payable pursuant to Section 5 and any other vested and accrued amounts or benefits (including accrued and unpaid vacation pay) owing to the Executive under the then applicable employee benefit or equity plans of the Company in accordance with the terms of such plan (collectively, the “Accrued Amounts”); and

(ii)                                  Executive shall be entitled to continue to receive his annual rate of base salary (then in effect) for a period of 12 months after  the date of termination, payable on normal payroll dates (the “Severance Payments”), plus the health and welfare benefits described in Section 4.c. (excluding pension, 401(k) and stock options) for a period of 12 months.  The foregoing 12 month period shall be included in, and counted as part of, the COBRA period (currently 18 months).

c.                                       Termination by Executive.  Executive may terminate this Agreement at any time upon 30 days’ prior written notice to the Company.  If Executive terminates his employment under this Agreement, Executive shall only be entitled to receive the Accrued Amounts, but in no event shall Executive be entitled to the Severance Payments or any other severance benefit.  Notwithstanding the foregoing, in the event that Executive resigns with Good Reason, he shall be entitled to the identical Severance Payments and other benefits described above in Section 7.b., as if he had been terminated by the Company without Good Cause.  “Good Reason” means the occurrence of (A) a Change of Control (as defined below) or (B) any of the following without Executive’s consent: (i) the Company reduces Executive’s base salary or fails to pay any earned bonus when due; (ii) the Company requires Executive to change the location of Executive’s principal office, so that Executive will be based at a location more than forty miles from the location of Executive’s principal office (i.e., the Company’s current executive offices located at 301 Route 17 North, Rutherford, New Jersey 07070) as of the Commencement Date; (iii) the Company reduces Executive’s responsibilities in any material respect or directs Executive to report to a person of lower rank or responsibilities than the person(s) to whom Executive reports as specified in this Agreement; or (iv) any other material breach by the Company of this Agreement or any other agreement between Executive and the Company, in any such case described in this clause (B) that continues uncured for ten (10) days after receipt by the Company of written notice of breach from Executive.  With respect to the case described in clause (A) of the preceding sentence, Executive may exercise his right of termination hereunder only during a 30 day period following the Change of Control (unless the Company or its successor requests that Executive continue to provide services hereunder, for a period not in excess of 90 days, in which case Executive may exercise his right of termination hereunder only during the 30 day period following such post-Change of Control service period, provided that during such post-Change of Control service period the components of the “Good Reason” definition set forth in clause (B) above shall continue to be applicable); with respect to the cases described in clause (B) of the preceding sentence, Executive may exercise his right of termination hereunder only during a 90 day period after the expiration of the aforesaid cure period with said event remaining uncured.

d.                                      Death or Disability. The Executive’s employment under this Agreement shall terminate if Executive dies or is Disabled.  For the purposes of this Agreement “Disabled” shall mean a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for three (3) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months; provided, that the Company shall provide the Executive with at least thirty (30) days’ prior written notice of a Disability termination, at any time while the Executive is unable to perform his duties as a result of such Disability. If this Agreement is terminated under this Section 7.d., Executive or his estate shall be entitled to the Accrued Amounts, but shall not be entitled to any severance benefits (for the avoidance of doubt, excluding the continued exercisability of the Options, the post-termination exercisability of which is governed by the Company’s option plans).

e.                                       Change of Control and Termination In Connection with Change of Control.  Upon the occurrence of a Change of Control of the Company, all Options to purchase Common Stock then granted to Executive which are unvested at the time of the Change of Control will be immediately vested and Executive shall have a period of 12 months to exercise such Options.  In addition, in the event of a termination of Executive’s employment hereunder by the Company without Cause or by Executive for Good Reason (as defined above) on or within 12 months following a Change of Control, the Company will (i) pay Executive the Accrued Amounts and an amount equal to 2.5 multiplied by the base salary portion of the amount of Severance Payments, all such amounts payable within three (3) business days following termination of employment, in a lump sum, and (ii) continue to provide Executive with the health and welfare benefits  (excluding pension, 401(k) and stock option) as provided in Section 4.c. for 12 months following termination.  The foregoing 12 month period shall be included in, and counted as part of, the COBRA period (currently 18 months).

As used herein, a “Change of Control” of the Company shall be deemed to have occurred:

(i)                                     Upon any person or group (within the meaning of applicable securities laws) acquiring or having beneficial ownership of more than 30% of the voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) of the Company (excluding only any person or group having greater than 30% beneficial ownership as of the Commencement Date), whether as a result of a tender offer or otherwise; or

(ii)                                  Upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company’s stockholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation; or

(iii)                               Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group or related persons.

f.                                         Release.  Executive (or his estate) shall not be entitled to receive any severance amounts (including, without limitation, the Severance Payments) set forth in this Section 7 unless Executive executes a customary form of mutual general release presented by the Company and negotiated in good faith of all claims whether known or unknown that the Executive may then have against the Company and its affiliates.  The payment of Accrued Amounts shall not be contingent on the Executive’s execution of such release.

8.                                       No Mitigation: No Offset.  In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.  Any amounts due under Section 7 are in the nature of severance payments and are not in the nature of a penalty.  Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or severance arrangement of the Company and to the extent paid or provided under any other such arrangement, shall be offset from the amount due hereunder.

9.                                       Miscellaneous.

a.                                       Representations and Agreements of Executive. Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

b.                                      Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New Jersey without regard to any conflicts of law provisions.

c.                                       Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement or any other agreement executed in connection herewith, or any claim arising out of or relating to this Agreement, except with respect to prejudgment remedies (including, without limitation, injunctive relief), will be submitted to and be settled by final and binding arbitration before one arbitrator in New York, New York or such other place as the parties may agree, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  All expenses of such arbitration, including the fees and expenses of the counsel of each party, shall be borne by each respective party.

d.                                      Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties hereto.

e.                                       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

f.                                         Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

g.                                      Non-Waiver. The waiver of any term or condition of this Agreement shall only be made by a writing signed by the party whose waiver is sought and shall not be deemed to constitute a waiver of any other term or condition.

h.                                      Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or one day after deposit with a reputable overnight courier, postage prepaid, addressed to the Company at 301 Route 17 North, Rutherford, New Jersey 07070, attention General Counsel, and if to the Executive, to the Executive’s address on file with the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section.

i.                                          Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the employment of Executive, and supersedes all prior understandings, whether oral or written, with respect to such employment.

j.                                          Headings. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend, or affect its provisions.

k.                                       The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l.                                          Confidential Information.  During and after the Employment Period, Executive shall not use for his own benefit or disclose to any third-party any Confidential Information (as defined below) relating to the Company or its affiliates (and their respective businesses), obtained by Executive during his employment by the Company.  For purposes of this Agreement, Confidential Information means: (i) any information which is proprietary or unique to the Company or its affiliates (or their businesses), including, but not limited to, trade secret information, matters of a technical nature such as processes, systems, functional specifications, blueprints, computer programs, know-how, improvements, discoveries, designs, inventions, devices, techniques, data and formulas, research subjects and results; (ii) information of a strategic nature, including, but not limited to, any information with respect to marketing methods, plans and strategies, distribution channels, forecasts, products, operations, revenues, unpublished financial statements, expenses, budgets, projections, profits, sales, key personnel, customers (including customer lists and customer contacts), suppliers, costs and pricing policies; (iii) information as to employees and consultants, including, but not limited to, capabilities, competence, status with the Company and compensation levels; and (iv) any information the Company or an affiliate has indicated to Executive in an unambiguous writing is confidential.  Confidential Information shall not include information: (x) that is otherwise public knowledge or known within the applicable industry, (y) disclosed in connection with performance of Executive’s duties hereunder as Executive deems in good faith to be necessary to be so disclosed or (z) compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter.  In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than the foregoing, Executive shall promptly notify the Company’s General Counsel of any such order prior to divulging same so that the Company may seek a protective order.

Upon termination of Executive’s employment with the Company, or at any time as the Company may request, Executive shall promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, any affiliate or any of their businesses or property which the Executive may possess or have under his direction or control.  Notwithstanding the foregoing, the Executive may retain his rolodex or similar telephone and address directories, but other than documents provided to the Executive in his capacity as a participant in any employee benefit plan of the Company and any agreement by and between Executive and the Company with regard to Executive’s employment or severance.

m.            Non-solicitation/Nondisparagement.  Executive agrees that during the Employment Period and for a twelve (12) month period thereafter, Executive shall not, directly or indirectly, either for himself or for any other person or entity: (i) hire, retain, recruit, solicit or induce any: (A) non-clerical employee of the Company or any affiliate, to terminate (or otherwise reduce) their relationship with the Company or any affiliate or (B) former non-clerical employee whose employment with the Company or any affiliate terminated within six (6) months of such solicitation or contact, for the purpose of employing or making use of the services of such individual; (ii) solicit or induce any person or entity (including, without limitation, any customer or supplier) to terminate, or otherwise to cease, reduce, or diminish in any way its relationship (or prospective relationship) with the Company or any affiliate; or (iii) make any disparaging statements concerning the Company or any affiliate or their officers, directors or employees, to the public or any vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or affiliate. Notwithstanding the foregoing, nothing herein shall prevent Executive from placing general advertisements or otherwise generally advertising for employees, or serving as a reference for an employee of the Company.

n.                                    Executive understands that the restrictions set forth in Sections 3.c and 9.l, m and n of this Agreement may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, but Executive nevertheless believes that Executive has received, and will continue to receive, sufficient consideration and other benefits as provided hereunder to clearly justify such restrictions which, in any event (given Executive’s education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Notwithstanding the foregoing, if at any time a court holds that the restrictions provided herein are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court shall be substituted for the stated period, scope or area provided herein. In the event of a breach or potential breach of said Section 3.c or 9.l, m and n Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of those Sections enforced.

o.                                      Cooperation.  Subject to Executive’s reasonable business commitments, Executive agrees that during, and within two (2) years after, the Employment Period, Executive shall, at the request of the Company, render assistance and perform all lawful acts that are necessary or advisable, in the Company’s good faith discretion, in connection with any litigation or claim involving the Company (or any affiliate) or any of their directors, officers, employees, shareholders, agents, representatives, consultants, clients or vendors, in which Executive has knowledge of the subject matter of the dispute.  The Company shall reimburse Executive for all reasonable expenses (including attorneys’ fees) incurred in connection with such assistance and cooperation.  In addition, the Company shall pay Executive Two Thousand dollars ($2,000) for each whole or partial day on which Executive provides such assistance (including preparation time, court appearances, depositions, etc.).

p.                                      Counterparts.  This Agreement may be signed in counterparts, each of which shall be original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth above.

AXS-ONE INC.

By:	/s/ William G. Levering III
Title:	Vice President and Chief Financial Officer

EXECUTIVE:

/s/ William Lyons

EXHIBIT A

Gross Income Plan for Calendar Year 2004

Total License Revenue	$10,000,000
Total Services Revenue	32,986,000

Total Gross Revenue	$42,986,000

EXHIBIT B

Net Income Plan for Calendar Year 2004

Net Income	$2,501,000

EXHIBIT C

Parachute Payments

(a)                                  In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Executive to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Executive (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Executive minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments.  In the event that Company Payments must be reduced, the Executive shall have the sole right to determine which Company Payments to reduce, and in what amounts, prior to the effective date of the Change of Control.

(b)                                 For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)                                  For purposes of making the calculation hereunder, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Company Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

(d)                                 In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues.  In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(e)                                  The Company shall be responsible for all charges of the Accountants.

(f)                                    The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit C.